LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of the __ day of February, 2007, by and between 73 High Street, LLC, a New York limited liability company with offices at 701 Ellicott Street, Suite 401, Buffalo, New York 14203 (the "Landlord") and Cleveland BioLabs, Inc., 11000 Cedar Avenue, Cleveland, Ohio 44106 (the "Tenant").

NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1 BASIC LEASE INFORMATION

1.1 Basic Lease Information. As used in this Lease, the following basic lease terms shall have the meanings ascribed thereto:

(a)	**Landlord**:	73 High Street, LLC
(b)	**Landlord's Address**:	701 Ellicott Street, Suite 401 Buffalo, New York 14203
(c)	**Tenant**:	Cleveland BioLabs, Inc.
(d)	**Tenant's Address**:	11000 Cedar Avenue, Suite 225 Cleveland, Ohio 44106
(e)	**Premises**:	32,000 square feet within the building located at 73 High Street, Buffalo, New York 14203.
(f)	**Term**:	Sixty one (61) months, with successive five (5) year terms thereafter.
(g)	**Commencement Date**:	June 1, 2007, with rent becoming due as of July 1, 2007.
(h)	**Security Deposit**:	$18,666.66 (together with first month's rent due at time of signing this lease)
(i)	**Base Rent**:	$7 per square foot per month between June 1, 2007 and May 31, 2009; $8 per square foot per month between June 1, 2009 and May 31, 2011; $9 per square foot per month between June 1, 2011 and May 31, 2012, The Base Rent for any additional renewal terms shall be mutually agreed to by the Parties.
(j)	**Additional Rent**:	Tenant's proportionate share of applicable property insurance. Tenant shall be solely responsible for its proportionate share of applicable property taxes.
(k)	**Prime Rate**:	The rate of interest from time to time announced by Manufacturers and Traders Trust Company as its prime rate of interest.
(l)	**Rent**:	The Base Rent and Additional Rent.

If any other provision of this Lease contradicts any definition of this Article, the other provision will prevail.

ARTICLE 2 **AGREEMENT AND TERM**

2.1 Grant of Lease. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, on the terms and conditions set forth in this Lease.

2.2 Term. The Term of this Lease shall be for sixty one (61) months from June 1, 2007 through June 30, 2012, and shall continue thereafter for successive five (5) year terms unless sixty (60) days prior written notice of termination is given by either party prior to the commencement of any subsequent lease term.

ARTICLE 3 **BASE RENT**

3.1 Payment of Base Rent. Tenant will pay Base Rent to Landlord in monthly installments, the first of which shall become due on July 1, 2007 in the amount of $7 per square foot. This rate shall apply between July 1, 2007 and June 30, 2009. Thereafter, the rate will increase to $8 per square foot between July 1, 2009 and June 30, 2011; and $9 per square foot between July 1, 2011 and June 30, 2012. The Base Rent for any successive five (5) year terms shall be mutually agreed to by the parties. Base Rent will be paid to Landlord on the first day of each month, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Landlord's Address, or to such other address as Landlord may from time to time designate in writing.

3.2 Real Property Taxes. Tenant shall be responsible for paying any and all property taxes due and owing directly to the taxing authority. Landlord shall forward to Tenant any tax bills that it receives and Tenant shall then be responsible for paying those tax bills in a timely manner. Tenant shall provide proof of payment to Landlord following Tenant's payment of such tax bills.

3.3 Insurance. Tenant shall also be responsible for reimbursing Landlord for the Landlord's cost of procuring Property Insurance. This expense shall be considered Additional Rent under the Lease. Landlord shall forward to Tenant any insurance bills that it receives, together with proof of payment, and Tenant shall then be responsible for reimbursing Landlord for the cost of the property insurance within ten (10) days after Tenant's receipt of the bill and proof of payment.

3.4 Late Payment. In the event that any payment of Rent due hereunder shall not be paid by the tenth day after which it is due, a late charge of 5% for each dollar not paid may be charged by Landlord for each month or part thereof that the same remains overdue. This charge shall be in addition to and not in lieu of any other remedy Landlord may have and is in addition to any reasonable fees and charges of any agents or attorneys Landlord may employ as a result of any default in the payment of Rent hereunder, whether authorized herein or by law. Any such "late charges" if not previously paid shall, at the option of Landlord, be added to and become part of the succeeding Rent payment to be made hereunder and shall be deemed to constitute Additional Rent.

ARTICLE 4 **IMPROVEMENTS**

4.1 Improvements. Landlord shall perform the work set forth on the Scope of Work, Exhibit A attached hereto. Landlord, at its own cost and expense, shall perform the work set forth in items ___ through ___ of the Scope of Work. Landlord, at Tenant's own cost and expense, shall perform the work set forth in the remaining items of Exhibit A.

4.2 Plans and Specifications. Within __ days after the execution of this Lease, _______ shall prepare and submit to _______ for its approval, plans and specifications for the work to be performed by the Landlord in accordance with **Section 4.1** above. _________ must respond to __________'s request for approval of plans and specifications within ten (10) business days of receipt of plans and specifications. Failure to respond to _________'s request for approval within ten (10) business days shall constitute approval of said plans and specifications. In the

event the cost or scope of work provided for in the approved plans and specifications exceeds the work to be performed by the Landlord as set forth in Exhibit A, Landlord shall notify Tenant and either (i) the plans and specifications shall be modified to conform with Exhibit A, or (ii) Tenant shall agree to pay the cost of all work in excess of what is provided for on Exhibit A.

4.3 Punch-list. Prior to delivery of the Premises to the Tenant, the Tenant shall submit to the Landlord a punch-list of defective or incomplete items which were the Landlord's responsibility pursuant to the approved plans and specifications. Landlord agrees to perform the work specified in such punch-list within thirty (30) days after receipt of same.

ARTICLE 5 INSURANCE

5.1 Tenant's Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant's expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a) Commercial general liability insurance with coverage for bodily injury and property damage liability, with a combined single occurrence limit of not less than $1,000,000.

(b) Excess liability insurance with coverage for bodily injury and property damage liability, with a limit of not less than $2,000,000.

(c) Insurance covering all of Tenant's furniture and fixtures, machinery, equipment, stock, and any other personal property owned and used in Tenant's business and found in, on, or about the Premises, and any leasehold improvements to the Premises in an amount not less than the full replacement cost. Tenant agrees that Landlord shall not assume responsibility for any such items. Property forms shall provide coverage on a broad form basis insuring against "all risks of direct physical loss." All policy proceeds will be used for the repair or replacement of the property damaged or destroyed;

(d) Worker's compensation insurance insuring against and satisfying Tenant's obligations and liabilities under the worker's compensation laws of the State of New York; and

(e) If Tenant operates owned, hired, or nonowned vehicles on or about the Premises, comprehensive automobile liability at a limit of liability not less than $1,000,000 combined bodily injury and property damage.

5.2 Forms of Policies. Certificates of insurance, together with copies of the endorsements, when applicable, naming Landlord as an additional insured on a primary and noncontributory basis, will be delivered to Landlord prior to Tenant's occupancy of the Premises and from time to time at least ten (10) days prior to the expiration of the term of each such policy. All commercial general liability or comparable policies maintained by Tenant will name Landlord as an additional insured entitling Landlord to recover under such policies for any loss sustained by Landlord, its agents, and employees as a result of the acts or omissions of Tenant. All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. All such policies maintained by Tenant will provide that they may not be terminated nor may coverage be reduced except after thirty (30) days' prior written notice to Landlord.

5.3 Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other or against any other tenant or occupant of the Premises, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of such other party or of such other tenant or occupant of the Premises, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this **Article 5** or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant from time to time will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Building or the Premises or the contents of the Building or the Premises. Tenant agrees to cause all other occupants of the Premises claiming by, under, or through

Tenant to execute and deliver to Landlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

5.4 Adequacy of Coverage. Landlord, its agents, and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this **Article 5** are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense.

ARTICLE 6 USE

6.1 Tenant's Use of the Premises. Tenant shall occupy and use said Premises solely for offices, research and development, and/or other activities incidental or directly related thereto. Tenant will use the Premises in a careful, safe, and proper manner. Tenant will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Tenant will not commit waste or suffer or permit waste to be committed in, on, or about the Premises. Tenant will conduct its business and control its employees, agents, and invitees in such a manner as not to create any nuisance or interfere with, annoy, or disturb Landlord in its operation of the Premises.

ARTICLE 7 REQUIREMENTS OF LAW; FIRE INSURANCE

7.1 General. Tenant shall comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or in force after the Lease Date, with the requirements of any board of fire underwriters or other similar body, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as with the provisions of all recorded documents affecting the Premises, insofar as they relate to the condition, use, or occupancy of the Premises.

7.2 Hazardous Materials.

(a) For purposes of this Lease, "Hazardous Materials" means any asbestos, asbestos containing materials, petroleum, petroleum products, explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation substances defined as "hazardous substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, "Hazardous Materials Laws").

(b) Tenant will not cause or permit the storage, use, processing, generation, or disposition of any Hazardous Materials in, on, or about the Premises or the Building by Tenant, its agents, employees, or contractors, except in the normal course of business. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises or the Building to be contaminated by any Hazardous Materials in violation of any Hazardous Materials Laws. Tenant will immediately advise Landlord in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (ii) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord's prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises.

(c) Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys' fees and costs, arising out of or in connection with Tenant's breach of its obligations in this **Article 6** or any Hazardous Materials introduced to the Premises by Tenant. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including

attorneys' fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Premises to their condition existing prior to the appearance of Tenant's Hazardous Materials on the Premises. Tenant's obligations under this **Article 6** will survive the expiration or other termination of this Lease.

7.3 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises or the Building which would (a) jeopardize or be in conflict with fire insurance policies covering the Building or fixtures and property in the Building; or (b) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

ARTICLE 8 ASSIGNMENT AND SUBLETTING

8.1 General. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors, and assigns, covenants that it will not assign, mortgage, or encumber this Lease, nor sublease, nor permit the Premises or any part of the Premises to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. Any assignment or sublease in violation of this **Article 8** will be void.

ARTICLE 9 LIMITATION OF LANDLORD'S LIABILITY

9.1 Limitation on Liability. Landlord will not be in default under this Lease or be liable to Tenant or any other person for consequential damage, or otherwise, for any failure to supply any heat, air conditioning, cleaning, lighting, security; for surges or interruptions of electricity; or for other services Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services. Landlord will diligently remedy any interruption in the furnishing of such services. Landlord reserves the right temporarily to discontinue such services at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order, or regulation of any governmental agency; conditions of supply and demand that make any product unavailable; Landlord's compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant; or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building of any person. In the event of invasion, mob, riot, public excitement, strikes, lockouts, or other circumstances rendering such action advisable in Landlord's sole opinion, Landlord will have the right to prevent access to the Building during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including without limitation locking doors and closing Parking Areas and other Common Areas. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this **Article 9**, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of Rent or operate to release Tenant from any of Tenant's obligations under this Lease.

ARTICLE 10 MAINTENANCE AND REPAIRS

10.1 Maintenance. Tenant shall, at its sole expense, be responsible for maintaining the Premises in good order and a safe condition. Tenant shall also be solely responsible for maintaining the elevator equipment in the Premises in good order and a safe condition, and shall be responsible for all repairs and replacements required for the elevators. Tenant shall also be required to maintain the elevators so that they are in compliance with any and all applicable city, state and federal statutes, regulations, and safety procedures, including certifications required by the City of Buffalo. Tenant shall arrange for and pay for all janitorial services, including interior and exterior window cleaning, all security services, and shoveling of the sidewalks for the Premises.

10.2 Landlord's Responsibilities. Landlord shall, at Landlord's sole expense, arrange for and pay for repairs to the roof, walls, and foundations of the Building, as needed in its reasonable judgment, unless caused by the misuse or negligence of Tenant, its employees or invitees. Landlord shall arrange and pay for snow plowing of the parking lot and landscaping.

10.3 No Abatement of Rent. Tenant shall not be entitled to any partial or total abatement of rent for periods during which repairs are required to be made, whether such repairs are the responsibility of Landlord or Tenant.

ARTICLE 11 ALTERATIONS

11.1 General.

(a) During the Term, Tenant will not make or allow to be made any alterations, additions, or improvements to or of the Premises or any part of the Premises, or attach any fixtures or equipment to the Premises, without first obtaining Landlord's written consent. All such alterations, additions, and improvements consented to by Landlord, and capital improvements that are required to be made to the Building as a result of the nature of Tenant's use of the Premises will be performed by contractors approved by Landlord and subject to conditions specified by Landlord (which may include requiring the posting of a mechanic's or materialmen's lien bond). Tenant shall, at its own cost and expense, cause any such lien or encumbrance to be removed and satisfied of record within fifteen (15) days after notice of the filing thereof, and will defend, indemnify and save Landlord harmless against all suits, actions, or other proceedings for the enforcement thereof.

(b) Subject to Tenant's rights in this **Article 11**, all alterations, additions, fixtures, with the exception of those fixtures referred to in **Article 13**, and improvements, whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord's property and at the end of the Term will remain on the Premises without compensation to Tenant, unless Landlord advises Tenant in writing that such alterations, additions, fixtures, or improvements must be removed at the expiration or other termination of this Lease.

11.2 Removal. If Landlord has required Tenant to remove any or all alterations, additions, fixtures, and improvements that are made in or upon the Premises pursuant to this **Article 11**, Tenant will remove such alterations, additions, fixtures, and improvements at Tenant's sole cost and will restore the Premises to the condition in which they were before such alterations, additions, fixtures, improvements, and additions were made, reasonable wear and tear excepted.

ARTICLE 12 UTILITY SERVICE

12.1 Utility Service for Premises. Tenant shall be exclusively responsible for, and shall pay for all gas, electrical, water, and other utility services used in or to be supplied for the Premises. All utilities will be put into the name of Tenant. Landlord shall not be liable for any failure of a utility company or governmental authority to supply such service or for any loss or damage or injury caused by or related to such service. Landlord shall not be liable to any utility service for unpaid utility invoices due and owing from the Tenant.

ARTICLE 13 END OF TERM

13.1 End of Term. At the end of this Lease, Tenant will promptly quit and surrender the Premises broom-clean, in good order and repair, ordinary wear and tear excepted. If Tenant is not then in default, Tenant may remove from the Premises any trade fixtures, equipment, and movable furniture placed in the Premises by Tenant, whether or not such trade fixtures or equipment are fastened to the Building. Tenant will not remove any trade fixtures or equipment without Landlord's prior written consent if such fixtures or equipment are used in the operation of the Building, or if the removal of such fixtures or equipment will result in impairing the structural strength of the Building. Whether or not Tenant is in default, Tenant will remove such alterations, additions, improvements, trade fixtures, equipment, and furniture as Landlord has requested. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions, and improvements. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions, and improvements on the Premises after the end of the Term will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant will pay Landlord for all expenses incurred in

connection with the removal of such property, including but not limited to the cost of repairing any damage to the Building or Premises caused by the removal of such property. Tenant's obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

ARTICLE 14 EMINENT DOMAIN; DAMAGE AND DESTRUCTION

14.1 Eminent Domain. In the event that all or any portion of the Premises shall be taken by any governmental authority under the exercise of its right of eminent domain or similar right (or by act in lieu thereof), all right, title and interest in and to any award granted (or sums paid in lieu thereof) shall belong entirely to Landlord with the exception of any part of such award attributable to Tenant's leasehold interest, if any. Nothing contained herein shall preclude Tenant from seeking a separate award from the condemning authority for its relocation expenses and loss of any trade fixtures provided that the same does not diminish Landlord's award. In the event of a partial permanent taking, rent shall be reduced as of the date of such taking by an amount which equitably reflects the portion of the Premises taken. If the taking is permanent and of such a substantial nature that Tenant cannot conduct its operations on the Premises, Tenant shall have the option, to be exercised by notice in writing to the Landlord within thirty (30) days after such taking, of terminating this Lease, or, if such taking be total, this Lease shall terminate upon the taking. In the event that this Lease is terminated pursuant to this **Article 14**, Tenant shall not have any claim against Landlord for the balance of the unexpired term of this Lease.

14.2 Fire or Other Casualty. In the event that the Building shall be rendered wholly untenantable by fire or other casualty, the Landlord shall be entitled to the proceeds of all applicable insurance maintained by Landlord, and shall, at its option, either (a) terminate this Lease by giving Tenant written notice thereof within forty-five (45) days from the later to occur of (i) the date of said damage or destruction or (ii) notification from a Mortgagee that it shall not permit the entire insurance proceeds required for restoration of the Building to be used for such purpose, or (b) repair or replace the Building to substantially the same condition as prior to the damage or destruction (exclusive of Alterations made by Tenant) . If the Landlord fails to commence to repair the damage or destruction to the Building within sixty (60) days from the date of its occurrence, of if the Building shall not have been substantially replaced or repaired within two hundred ten (210) days after the date of the damage or destruction, Tenant may at its option, terminate this Lease by giving written notification to Landlord within fifteen (15) days after Landlord's failure to commence or substantially complete said repairs within the applicable time period. If the Building shall be damaged in part by fire or other casualty, but still remain partially tenantable, Landlord shall repair the Building to substantially the same condition as prior to the damage (exclusive of Alterations made by Tenant) . Landlord shall commence repair of the damage or destruction within sixty (60) days from the date of occurrence and complete them with reasonable diligence. During the period of such repairs and restorations, this Lease shall continue in full force and effect, and Tenant shall be required to pay the rent herein reserved, abated by the percentage of area of the Building destroyed as compared to the total area of the Building. In the event that any damage or destruction occurs during the last twelve (12) months of the term of this Lease, to the extent of fifty (50%) percent or more of the insured value of the Building, either party may elect to terminate this Lease by giving notice of such election to the other within thirty (30) days after such damage or destruction. In such event, Landlord shall receive the proceeds of the Landlord's insurance policies without obligation to rebuild or restore the Building, and Tenant shall execute any waiver which may be required of it by any insurer or Landlord.

ARTICLE 15 ENTRY BY LANDLORD

15.1 Landlord's Right of Entry. Landlord, its agents, employees, and contractors may enter the Premises at any time in response to an emergency and at reasonable hours upon prior notice to:

(a) Inspect the Premises;

(b) Exhibit the Premises to prospective purchasers, lenders or tenants;

(c) Determine whether Tenant is complying with all its obligations in this Lease;

(d) Supply services to be provided by Landlord to Tenant according to this Lease; or

(e) Post written notices of nonresponsibility or similar notices.

Tenant, by this **Article 15**, waives any claim against Landlord, its agents, employees, or contractors for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by any entry in accordance with this **Article 15**. Landlord will at all times have and retain a key with which to unlock all of the doors in, on or about the Premises. Landlord will have the right to use any and all means it may deem proper to open doors in and to the Premises in an emergency in order to obtain entry to the Premises, and Tenant shall indemnify and hold Landlord harmless from and against any losses, damages and expenses resulting therefrom, including, without limitation, any necessary repair expenses. Any entry to the Premises by Landlord in accordance with this **Article 15** will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion of the Premises, nor will any such entry entitle Tenant to damages or an abatement of Base Rent, Additional Rent, or other charges that this Lease requires Tenant to pay. Landlord shall have the right of ingress and egress over driveways and parking areas to that part of the building and the other buildings on the land which are not leased by the Tenant.

ARTICLE 16 <u>INDEMNIFICATION</u>

16.1 <u>Indemnification</u>. Except for any injury or damage to persons or property on the Premises that is caused solely by an act of Landlord, its employees, or agents, Tenant will neither hold nor attempt to hold Landlord, its employees, or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees, and agents from and against, any and all losses, demands, claims, causes of action, fines, penalties, damages (including, but not limited to consequential damages), liabilities, judgments, and expenses (including without limitation attorneys' fees and disbursements) incurred in connection with or arising from:

(a) The use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant;

(b) Any activity, work, or thing done or permitted by Tenant in or about the Premises or the Building;

(c) Any breach by Tenant or its employees, agents, contractors, or invitees of this Lease; and

(d) Any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees entering upon the Premises under the express or implied invitation of Tenant.

If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon written notice from Landlord, will defend the same at Tenant's expense, with counsel reasonably satisfactory to Landlord.

ARTICLE 17 <u>WAIVER AND RELEASE</u>

17.1 <u>Waiver and Release</u>. Tenant, as a material part of the consideration to Landlord for this Lease, by this **Section 17.1** waives and releases all claims against Landlord, its employees, and agents with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

ARTICLE 18 <u>QUIET ENJOYMENT</u>

18.1 <u>Covenant of Quiet Enjoyment</u>. Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant's possession will not be disturbed by anyone claiming by, through, or under Landlord.

ARTICLE 19 <u>DEFAULT</u>

19.1 Events of Default. The following events are referred to, collectively, as "Events of Default" or, individually, as an "Event of Default":

(a) Tenant defaults in the due and punctual payment of Rent, and such default continues for ten (10) days;

(b) Tenant vacates or abandons the Premises;

(c) This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within fifteen (15) days after its levy;

(d) Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e) Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment; or

(f) Tenant breaches any of the other agreements, terms, covenants, or conditions that this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such thirty (30) day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter.

19.2 Landlord's Remedies. If any one or more Events of Default set forth in **Section 19.1** occurs then Landlord has the right, at its election:

(a) To give Tenant ten (10) days' written notice of the expiration of the Term and upon the giving of such notice and the expiration of such ten (10) day period, Tenant's right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant's liability, as if the expiration of the term fixed in such notice were the end of the Term;

(b) Without further demand or notice, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions; or

(c) Without further demand or notice to cure any Event of Default and to charge Tenant for the cost of effecting such cure, including without limitation reasonable attorneys' fees and interest on the amount so advanced at the rate of 12% per annum, provided that Landlord will have no obligation to cure any such Event of Default of Tenant. Should Landlord elect to reenter as provided in subsection (b), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part of the Premises in Landlord's or Tenant's name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rent. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No written

notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

19.3 Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in **Section 19.2(a)**, but on the contrary elects to take possession as provided in **Section 19.2(b)**, Tenant will pay to Landlord Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys' fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the scheduled expiration of the existing term, or the Premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such rent and other sums to Landlord on the days on which the Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such Rent and other sums from Tenant on each such day.

19.4 Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to Rent and other amounts that would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord's expenses in connection with such reletting, including without limitation, the expenses enumerated in **Section 19.3**. Landlord will be entitled to collect such damages from Tenant on the days on which Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such Rent and other amounts from Tenant on each such day.

19.5 Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in **Sections 19.3 and 19.4** may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the Term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the Lease Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or after the Lease Date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the Lease Date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys' fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

ARTICLE 20 SUBORDINATION

20.1 This Lease is subject and subordinate to each Mortgage and all Security Documents which now encumber or shall hereafter encumber the Premises. This clause shall be self-operative and no further instrument of subordination need be required by any Mortgagee or Landlord. In confirmation of such subordination, however, Tenant shall, at Landlord's request, promptly execute any appropriate certificate or instrument that Landlord may request. Landlord shall obtain from each Mortgagee non-disturbance agreements to the effect that Tenant's possession of the Premises shall not be disturbed in the event of the termination of the Lease or foreclosure of the Mortgage, as the case may be, provided that Tenant is not in default of any of its obligations hereunder.

ARTICLE 21 FAILURE TO INSIST ON STRICT PERFORMANCE

21.1 The failure of either party to insist, in any one or more instances, upon a strict performance of any covenant, term, provision or agreement of this Lease shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect, notwithstanding any law, usage or custom to the contrary. The receipt by Landlord of rent with knowledge of the breach of any covenant or agreement hereunder shall not be deemed a waiver of the rights of Landlord with respect to such breach. No waiver by a party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the waiving party.

ARTICLE 22 MISCELLANEOUS

22.1 No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

22.2 No Waiver. The waiver by Landlord of any agreement, condition, or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition, or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

22.3 Holding Over. Tenant will have no right to remain in possession of all or any part of the Premises after the expiration of the Term. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further Term; and (c) such tenancy may be terminated by Landlord upon the earlier of 30 days' prior written notice or the earliest date permitted by law. In such event, Base Rent will be increased to an amount equal to 200% of the Base Rent payable during the last month of the Term, and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

22.4 Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and will be deemed to have been given when personally delivered, sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier that routinely issues receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in **Section 1.1**. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving 10 days' prior written notice of such change to the other party in the manner prescribed in this **Section 22.4**.

22.5 Severability. If any provision of this Lease proves to be illegal, invalid, or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid, or unenforceable a provision will be added as a part of this Lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

22.6 Written Amendment Required. No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to

make any modifications of the terms and provisions of this Lease required or requested by any lending institution with a mortgage on the Premises.

22.7 Entire Agreement. This Lease, the exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant respecting the condition or the manner of operating the Premises or the Building.

22.9 Captions. The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe, or construe the contents of such articles or sections.

22.10 Governing Law/Venue. This Lease will be governed by and construed pursuant to the laws of New York, without regard to principles of conflict of laws. The Venue for any dispute related to this Lease shall be in Erie County, State of New York.

22.11 Binding Effect. The covenants, conditions, and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assign.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: 73 High Street, LLC

/s/ Matthew K. Enstice
By:______________________________________
Buffalo Niagara Medical Campus, Inc., Member, by
Matthew K. Enstice, Executive Director

TENANT: Cleveland BioLabs, Inc.

By: /s/ Jack A. Marhofer, Jr.
Jack A. Marhofer, Jr., Chief Financial Officer